Exhibit 4.20
DESCRIPTION OF SECURITIES
FS KKR Capital Corp. (“we,” “our,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (“common stock”).
Common Stock, par value $0.001 per share
Our charter authorizes us to issue up to 800,000,000 shares of stock, of which 750,000,000 shares are classified as common stock, par value $0.001 per share, and 50,000,000 shares are classified as preferred stock, par value $0.001 per share. A majority of the board of directors, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our common stock trades on the New York Stock Exchange under the ticker symbol “FSK”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans.
Our charter also contains a provision permitting the board of directors to classify or reclassify any unissued shares of common stock or preferred stock in one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the common stock or preferred stock. We believe that the power to classify or reclassify unissued shares of capital stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and investments and in meeting other needs that might arise.
Common Stock
All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided by our board of directors in setting the terms of classified or reclassified stock, the holders of our common stock will possess exclusive voting power. There will be no cumulative voting. As permitted by the MGCL, our charter provides that the presence of stockholders entitled to cast one-third of the votes entitled to be cast at a meeting of stockholders will constitute a quorum. If a quorum is not present at a meeting of stockholders, the chairman of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.
Preferred Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but a corporation may not include any provision that restricts or limits the liability of directors or officers to the corporation or its stockholders:
(a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services; or
(b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our charter contains a provision which limits directors’ and officers’ liability to us and our stockholders for money damages, to the maximum extent permitted by Maryland law. In addition, we have obtained directors’ and officers’ liability insurance.
Under the MGCL, a Maryland corporation may indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at its request, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Maryland law does not permit indemnification in respect of any proceeding in which the party seeking indemnification shall have been adjudged to be liable to the corporation. Further, a party may not be indemnified for a proceeding brought by that party against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the charter or bylaws, a resolution of the corporation’s board of directors or an agreement approved by the corporation’s board of directors to which the corporation is a party expressly provides otherwise.
Our charter permits us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual (a) who is a present or former director or officer of ours and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or such person may incur, in each case to the fullest extent permitted by Maryland law.
Our charter provides that any provisions of the charter relating to limiting liability of directors and officers or to indemnifying directors and officers are subject to any applicable limitations in the Investment Company Act of 1940, as amended (the “1940 Act”).
Our bylaws obligate us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who (a) is a present or former director or officer of ours and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or such person may incur, in each case to the fullest extent permitted by Maryland law and the 1940 Act. Our charter and bylaws also permit us to provide such indemnification and advancement for expenses to a person who served a predecessor of ours in any of the capacities described in (a) or (b) above and to any employee or agent of ours or a predecessor of ours. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Board of Directors
Our charter provides that the number of directors will be ten, and may be increased or decreased by our board of directors in accordance with our bylaws, which provide that the number of directors may not be less than the minimum number required by the MGCL or more than twelve. Our charter also provides that the directors, other than any director elected solely by holders of one or more classes or series of preferred stock, shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the board of directors. Generally, at each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting shall be elected for a three-year term and until their successors are duly elected and qualify. Our directors may be elected to an unlimited number of successive terms.
Our bylaws provide that a director shall be elected only if such director receives the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such director at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of votes cast if a stockholder has made a nomination in compliance with the advance notice procedures of our bylaws and such nomination has not been withdrawn on or before the close of business on the tenth day before the date of filing of the definitive proxy statement with the Securities and Exchange Commission, and as a result the number of nominees exceeds the number of directors to be elected.
Except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, pursuant to an election in our charter as permitted by the MGCL, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Pursuant to our charter, subject to the rights, if any, of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to cast generally in the election of directors. For purposes of this provision, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
Pursuant to our bylaws, any director may resign at any time by delivering his or her resignation to the board of directors, the chairman of the board or the secretary, which resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.
Our charter provides that a majority of our board of directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of his or her successor. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.
Determinations by the Board
Our charter provides that determinations made in good faith by or pursuant to the direction of our board of directors on various matters — including the amount of net income available for distribution, fair value of assets, and other business and affairs of the Company — shall be final and conclusive and binding upon the Company and every stockholder.
Action by Stockholders
The MGCL provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter permits the consent in lieu of a meeting to be less than unanimous, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by our board of directors or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. To be timely under the advance notice procedures, a stockholder's notice of a nomination or proposal for an annual meeting must be delivered to our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date our proxy statement was released to stockholders for the preceding year’s annual meeting, subject to certain exceptions if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the prior year’s meeting.
With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by our board of directors or (z) provided that our board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. With respect to any such proceeding brought in the Circuit Court for Baltimore City, Maryland, we and our stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308. Our bylaws also provide that, unless we consent in writing to the selection of a different forum, to the fullest extent permitted by law, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and to have consented to the foregoing exclusive forum provisions.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. In addition, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a share exchange, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Under our charter, provided that our directors then in office have approved and declared the action advisable and submitted such action to the stockholders, action that requires stockholder approval, including amending our charter, our dissolution, a merger, consolidation or a sale of all or substantially all of our assets must be approved by the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, the affirmative vote of the holders of shares entitled to cast at least 80% of all the votes entitled to be cast on the matter, with each class that is entitled to vote on the matter voting as a separate class, shall be required to effect any amendment to our charter to make our common stock a “redeemable security” or convert us, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act), to cause our liquidation or dissolution or any amendment to our charter to effect any such liquidation or dissolution, or to amend certain charter provisions, provided that, if the Continuing Directors (as defined in our charter), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the board of directors, approve such amendment, the affirmative vote of only the holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter shall be required.
Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.
No Appraisal Rights
In certain extraordinary transactions, the MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, which we refer to as the Control Share Acquisition Act. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The corporation’s right to repurchase control shares is subject to certain conditions and limitations, including compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the corporation’s charter or bylaws. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future (before or after a control share acquisition). However, we will amend our bylaws to repeal such provision (so as to be subject to the Control Share Acquisition Act) only if our board of directors determines that it would be in our best interests and if the staff of the Securities and Exchange Commission (the “SEC”) does not object to our determination that our being subject to the Control Share Acquisition Act does not conflict with the 1940 Act.
Stockholder Liability
The MGCL provides that our stockholders are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.
Under our charter, our stockholders shall not be liable for any debt, claim, demand, judgment or obligation of any kind by reason of being a stockholder, nor shall any stockholder be subject to any personal liability by reason of being a stockholder.
Business Combinations
Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. We refer to these provisions as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Additional Provisions of the Maryland General Corporation Law
The MGCL provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:
•provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;
•reserve for itself the right to fix the number of directors;
•provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;
•retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and
•provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.
In addition, if the board of directors is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. Our board of directors has elected into the applicable statutory provisions, which provide that, except as may be provided by the board in setting the terms of any class of preferred stock, any vacancies on the board may be filled only by a majority of the directors then in office, even if less than a quorum, and a director elected to fill a vacancy will serve for the balance of the unexpired term.
Inspection of Books and Records
Our charter and bylaws provide that a stockholder that would otherwise be eligible under applicable law to inspect our books of account, stock ledger, or other specified documents shall have no right to make such inspection if our board of directors determines that such stockholder has an improper purpose for requesting such inspection.
Conflict with the 1940 Act
Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any mandatory provision of the 1940 Act, the applicable provision of the 1940 Act will control.